Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-8 No. 333-184360) pertaining to the Amended and Restated 2006 Incentive Compensation Plan, the 2012 Incentive Compensation Plan, and the 2012 Employee Stock Purchase Plan of LifeLock, Inc.

(2)	Registration Statement (Form S-8 No. 333-194740) pertaining to the 2012 Incentive Compensation Plan and 2012 Employee Stock Purchase Plan of LifeLock, Inc.
(3)	Registration Statement (Form S-8 No. 333-194741) pertaining to the Lemon, Inc. 2008 Equity Incentive Plan of LifeLock, Inc.;

of our report dated February 19, 2014 (except for the effects of the restatement described in Note 2 as to which the date is November 10, 2014) with respect to the consolidated financial statements and schedule of LifeLock, Inc. and our report dated February 19, 2014 (except for the effect of the material weaknesses described in the sixth paragraph as to which the date is November 10, 2014) with respect to the effectiveness of internal control over financial reporting of LifeLock, Inc. included in this Form 10-K/A for the year ended December 31, 2013.

/s/ Ernst & Young LLP

Phoenix, Arizona

November 10, 2014